Exhibit 4.5

UNITS PURCHASE AGREEMENT

by and among

PENN VIRGINIA RESOURCE PARTNERS, L.P.

AND

PENN VIRGINIA GP HOLDINGS, L.P.

Dated                     , 2006

UNITS PURCHASE AGREEMENT

THIS UNITS PURCHASE AGREEMENT, dated                     , 2006 (this “Agreement”), is made by Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Seller” or “Partnership”), on the one hand, and Penn Virginia GP Holdings, L.P., a Delaware limited partnership (referred to herein as “Purchaser”), on the other hand.

WHEREAS, the Purchaser intends to make an initial public offering of its common units (the “Offering”) and enter into an underwriting agreement dated the date hereof (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”).

WHEREAS, in connection with the Offering, the Seller desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, limited partner interests of the Partnership, consisting of Common Units (as defined in the Partnership Agreement and referred to herein as the “Common Units”) and Class B Units (the “Class B Units” and, together with the Common Units, the “Purchased Units”), having the characteristics set forth in the First Amended and Restated Agreement of Limited Partnership dated as of October 30, 2001, as amended as of December 19, 2002, March 19, 2003, December 8, 2003 and                      , 2006 (as so amended, the “Partnership Agreement”), of the Partnership, a copy of which is attached hereto as Exhibit A.

WHEREAS, in the event that the Underwriters exercise all or any portion of the over-allotment option pursuant to the Underwriting Agreement, the Seller desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, additional limited partner interests of the Partnership, consisting of additional Class B Units (the “Additional Class B Units”).

NOW, THEREFORE, in consideration of the premises, warranties, covenants and agreements contained herein, the parties agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, the Seller shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Seller,                          Common Units (the “Purchased Common Units”) and                      Class B Units (the “Purchased Class B Units”) for an aggregate purchase price of $             million, as more specifically set forth in Section 3(b) hereof (the aggregate price for the Purchased Units, the “Purchase Price”), upon the terms set forth in this Agreement (such transaction, the “Purchase”).

(b) In the event that the Underwriters exercise all or any of the Over-Allotment Option, and subject to the terms and conditions of this Agreement, the Purchaser shall use all of the net proceeds of any such exercise of the Over-Allotment Option to purchase Additional Class B Units at a price per Additional Class B Unit equal to the price per unit of the Purchased Units (the aggregate price for the Additional Class B Units, the “Additional Purchase Price”) and the Seller shall issue and sell to the Purchaser such Additional Class B Units (the “Additional Purchased Units”) (such transaction, the “Additional Purchase”).

(c) The sale of the Purchased Units and the Additional Purchased Units contemplated hereby shall not be registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the certificates representing such Purchased Units and Additional Purchased Units shall be issued bearing a restrictive legend thereon, in substantially the form set forth in Section 6(j) hereof.

2. Conditions Precedent to the Purchase and Additional Purchase.

(a) The obligations of the Purchaser to complete its Purchase on the Closing Date and to complete its Additional Purchase on the Additional Closing Date are subject to the accuracy of the representations and warranties of the Seller contained in Section 5 hereof on the date hereof and on the Closing Date, in the case of the Purchase, and on the Additional Closing Date, in the case of the Additional Purchase.

(b) The obligations of the Seller to sell the Purchased Units on the Closing Date and to sell the Additional Purchased Units on the Additional Closing Date pursuant to this Agreement are subject to the accuracy of the representations and warranties of the Purchaser contained in Section 6 hereof on the date hereof and on the Closing Date, in the case of the Purchase, and on the Additional Closing Date, in the case of the Additional Purchase.

(c) The obligations of the Purchaser to complete its Purchase and the obligations of the Seller to sell the Purchased Units pursuant to this Agreement are subject to the closing of the Offering.

(d) The obligations of the Purchaser to complete its Additional Purchase and the obligations of the Seller to sell the Additional Purchased Units pursuant to this Agreement are subject to the exercise by the Underwriters of all or any portion of the Over-Allotment Option.

3. Closing and Delivery of Purchased Units.

(a) The closing of the transactions constituting the purchase and sale of the Purchased Units (the “Closing”) shall take place at the offices of Vinson & Elkins, L.L.P., 666 Fifth Avenue, New York, New York, at 9:00 a.m. New York Time on                                       , 2006, or such other date, place and time as the Seller and the Purchaser may agree (the “Closing Date”).

(b) The Purchased Units to be sold to the Purchaser under this Agreement shall be delivered by or on behalf of the Seller to the Purchaser at the Closing in certificated form against payment of the Purchase Price thereof, said payment to be made by wire transfer of $             United States dollars in immediately available funds to such bank account of the Seller designated by the Seller in writing no later than the Business Day immediately preceding the Closing Date (which amount is equal to the sum of the Volume Weighted Average Market Price per Common Unit for the ten Trading Days immediately prior to                     , 2006 (the date of pricing of the Offering) multiplied by the aggregate number of Purchased Units).

(c) “Trading Days” means (i) if the Common Units are listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, days on which such national securities exchange is open for business or (ii) if the Common Units are not listed or admitted for trading on any national securities exchange, days on which trades may be made on The Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices on which the Common Units are quoted or (iii) if the Common Units are not listed or admitted to trading on any national securities exchange or quoted on such National Market or similar system, days on which the Common Units are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Units are available.

(d) “Volume-Weighted Average Trading Price” means, for any specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period times (y) the number of shares of Common Units sold at such price, divided by (ii) the total number of shares of Common Units so traded during such period.

4. Closing and Delivery of Additional Purchased Units.

(a) The closing of the transactions constituting the purchase and sale of the Additional Purchased Units (the “Additional Closing”) shall occur at the place specified in Section 3(a) hereof at 9:00 a.m. New York Time on the date the Additional Purchased Units are delivered (the “Additional Closing Date”).

(b) The Additional Purchased Units to be sold to the Purchaser under this Agreement shall be delivered by or on behalf of the Seller to the Purchaser at the Additional Closing in certificated form against payment of the Additional Purchase Price thereof, said payment to be made by wire transfer in immediately available funds to such bank account of the Seller designated by the Seller in writing no later than the Business Day immediately preceding the Additional Closing Date.

5. Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser that:

(a) The Seller is an entity duly organized and validly existing under the laws of the state of Delaware and has the requisite power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement, the compliance by the Seller with all the provisions of, and the performance by the Seller of its obligations under, this Agreement, and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of the Seller, (ii) any instrument, contract or other agreement to which the Seller is a party or by which the Seller is bound or to which any of its properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of the Seller to comply with its obligations hereunder, or (iii) any law or statute or any order, rule or regulation of any court or governmental agency or body or any stock exchange authority or self regulatory organization (each, a “Governmental Authority”), in each case having jurisdiction over the Seller or any of its subsidiaries or any of their properties; and, other than the listing of the Purchased Common Units and the Common Units into which the Purchased Class B Units and the Additional Purchased Units convert with the New York Stock Exchange, no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any Governmental Authority is required for the sale and delivery of the Purchased Units or the Additional Purchased Units being sold by the Seller to such Purchaser under this Agreement.

(b) The Purchaser, when such Purchased Units and any Additional Purchased Units are issued and delivered as provided in this Agreement, will be entitled to the rights of a unitholder of limited partner interests of the Seller as conferred by the Partnership Agreement of the Seller and applicable law.

(c) Neither the Purchased Units nor the Additional Purchased Units are subject to any conflicting sale, transfer, assignment, or any agreement (other than this Agreement) to assign, convey, or transfer, in whole or in part, any of the Purchased Units or the Additional Purchased Units, and upon consummation of the Purchase and the Additional Purchase, the Purchaser will receive valid title to the Purchased Units and the Additional Purchase Units, as the case may be, free and clear of any encumbrance, liens, claims, charges, security interests, or other interests of others.

(d) There are no legal or governmental proceedings pending to which the Seller is a party or of which any property of the Seller is the subject that, if determined adversely to the Seller, would individually or in the aggregate have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement, and, to the best of the Seller’s knowledge, no such proceedings are threatened or contemplated by any such Governmental Authority or threatened by others.

(e) The documents filed by the Seller with the Commission within the 18 months prior to the date of this Agreement, when they were filed with the Commission, conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, and none of such documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) Except as disclosed in the documents filed by the Seller under the Exchange Act, since the date of the Seller’s most recent Current Report on Form 8-K (to the extent it contains financial results and balance sheet information) or Quarterly Report on Form 10-Q filing with the Commission, the Seller and its subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no change, event, occurrence, fact, circumstance or condition that has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, business, operations or affairs of the Seller and its subsidiaries, taken as a whole.

6. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and covenants to the Seller that:

(a) The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite right, power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement by the Purchaser, the compliance by the Purchaser with all of the provisions of, and the performance by the Purchaser of its obligations under, this Agreement and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of the Purchaser, (ii) any instrument, contract or other agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of the Purchaser to comply with its obligations hereunder, or (iii) any law or statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Purchaser or any of its subsidiaries or any of their properties and no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any such Governmental Authority is required of the Purchaser for the purchase of the Purchased Units and the Additional Purchased Units by the Purchaser under this Agreement.

(b) There are no legal or governmental proceedings pending to which the Purchaser is a party or of which any property of the Purchaser is the subject that, if determined adversely to the Purchaser, would individually or in the aggregate have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement, and, to the best of the Purchaser’s knowledge, no such proceedings are threatened or contemplated by any such Governmental Authority or threatened by others.

(c) No fees or commissions are or will be payable by the Purchaser to brokers, finders, or investment bankers with respect to the purchase of the Purchased Units or the Additional Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchaser agrees that it will indemnify and hold harmless the Seller from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units, the Additional Purchased Units or the consummation of the transactions contemplated by this Agreement.

(d) There are no other agreements by, among or between the Purchaser and any of its affiliates, on the one hand, and the Seller or any of its affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

(e) The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

(f) The Purchaser is acquiring the Purchased Units and the Additional Purchased Units for its own account, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and the Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision, or fractionalization of the Purchased Units or the Additional Purchased Units.

(g) The Purchaser has carefully reviewed the documents filed by the Seller with the Commission under the Exchange Act within the 18 months prior to the date of this Agreement, including Seller’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings (the “Partnership Information”) and acknowledges that the Seller has provided to the Purchaser or its representatives all agreements, documents, records and books that the Purchaser or its representatives have requested relating to an investment in the Seller.

(h) The Purchaser is able to bear the economic risk of losing its entire investment in the Purchased Units and the Additional Purchased Units. The Purchaser has knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

(i) The Purchaser acknowledges and agrees that, based in part upon its representations contained herein and in reliance upon applicable exemptions, the purchase and sale of the Purchased Units and the Additional Purchased Units has not been registered under the Act or the securities laws of any other domestic or foreign jurisdiction. Accordingly, the Purchased Units and the Additional Purchased Units may not be offered for sale, sold, or otherwise transferred in whole or in part except in accordance with the terms of the Partnership Agreement and in compliance with all applicable laws, including securities laws, except that the Purchased Units and Additional Purchased Units may be pledged in a bona fide transaction.

(j) It is understood that any certificates evidencing the Purchased Units and the Additional Purchased Units will bear a legend in substantially the form set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT WITH RESPECT TO THE SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT. THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A UNITS PURCHASE AGREEMENT DATED AS OF                     , 2006 AND THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P., AS AMENDED FROM TIME TO TIME,

COPIES OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICE.

(k) The Purchaser hereby agrees to vote (or cause to be voted) all of the Common Units and Subordinated Units (each as defined in the Partnership Agreement) representing limited partner interests in the Seller that the Purchaser owns at any annual, special or other meeting of the unitholders of the Seller, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, in favor of the approval of a proposal to change the terms of the Class B Units to provide that each Class B Unit will automatically convert into one Common Unit and any actions required in furtherance thereof.

7. Other Agreements. Seller hereby agrees to prepare and cause to be filed as promptly as practicable following the issuance of any Class B units, a proxy statement providing for the submission for approval of the holders of the Seller’s Common Units a proposal to convert the Class B Units to Common Units on a one-for-one basis.

8. Information. The Purchaser shall supply such information with respect to itself, its directors, officers and unitholders as the Seller may reasonably request for the purpose of preparation of the Proxy. The Seller shall supply to the Purchaser such information with respect to itself, its directors, officers and unitholders and such other matters as the Purchaser may reasonably request for the purpose of preparation of any notice, form or other documents required to be filed with any Governmental Authority.

9. Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10. Costs and Expenses. Each party to this Agreement shall be responsible for such party’s own expenses in connection with this Agreement.

11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission to the address or facsimile number set forth below:

(a)	to the Seller, at:

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center

100 Matsonford Road, Suite 300

Radnor, Pennsylvania 19087

Facsimile: (610) 687-3688

Attention: General Counsel

(b)	to the Purchaser, at:

Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center

100 Matsonford Road, Suite 300

Radnor, Pennsylvania 19087

Facsimile: (610) 687-3688

Attention: General Counsel

or to such other address or facsimile number as is notified in writing by that party to the other parties.

12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13. Entire Agreement. This Agreement shall constitute the binding agreement of the parties with respect to the subject matter hereof and shall constitute the entire agreement of the parties with respect to the subject matter hereof.

14. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC, its general partner

By:
Name:
Title:

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC, its general partner

By:
Name:
Title:

UNITS PURCHASE AGREEMENT

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EXHIBIT A

A-1